Exhibit 10.12(a)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement (the “Amendment”) is a First Amendment to the Employment Agreement dated January 1, 2004 (the “Agreement”) by and between Thomas M. Pyra (the “Employee”) and Clark Consulting, Inc. (the “Company”) which the parties have made and entered into and effective as of the 26th day of April, 2005.

Introduction

WHEREAS, the Employee and the Company are parties to the Agreement pursuant to which the Company offered employment to the Employee and the Employee accepted such offer of employment on the terms set forth in the Agreement;

WHEREAS, the Company and the Employee have mutually agreed on certain changes in the Employee’s title, the definition of the Company and compensation following a Change in Control;

NOW, THERFORE, BE IT RESOLVED, in consideration of the mutual covenants set forth herein, the Company and the Employee hereby agree as follows:

Terms of Amendment

1.
Effective April 26, 2005, the Employee shall serve as the President and Chief Operating Officer of the Company and of Clark, Inc., the parent of the Company. The Employee will continue to report to the Chief Executive Officer of the Company.

2.	The Company, for purposes of Section 10(f) of the Agreement, shall include Clark Consulting, Inc. and Clark, Inc..

3.	Section 11(f) of the Agreement shall be amended by adding the following subsection (iii):

(iii) In the event that the sum of all payments or benefits made or provided to, or that may be made or provided to, the Employee under this Agreement and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Employee at the time specified below, an additional amount (the “Additional 4999 Payment”) which, after the imposition of all income and excise taxes thereon, is equal to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”) on the Aggregate Payment. For purposes of determining the amount of the Additional 4999 Payment, the Employee shall be deemed to pay federal income taxes at the Employee’s highest marginal rate of federal income taxation in the calendar year in which the Additional 4999 Payment is to be made and state and local income taxes at the Employee’s highest marginal rate of taxation in the state and locality of the Employee’s residence on the date on which the Excise Tax is determined, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 11(f)(iii) shall be made by the Company’s tax preparer, legal counsel or certified public accounting firm, selected at the sole discretion of the Company with such costs incurred for the performance of the calculation of the Additional 4999 Payment to be paid for by the Company. The Additional 4999 Payment shall be paid to the Employee within thirty (30) days following the date the Company has calculated the Additional 4999 Payment, and, if applicable, within thirty (30) days of any determination that the Excise Tax is greater or less than initially calculated. Notwithstanding the foregoing, in the event that the amount of the Employee’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which the Additional 4999 Payment to the Employee under this Section 11(f)(iii) has been made, the Company shall pay to the Employee an additional amount (and any interest and penalties thereon) at the time and in the amount determined by the Company. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Additional 4999 Payment attributable to such reduction (plus the portion of the Additional 4999 Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Additional 4999 Payment being repaid by the Employee) plus interest on the amount of such repayment from the date the Additional 4999 Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code The Employee and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for the Excise Tax and all reasonable expenses incurred by the Employee in connection therewith shall be paid by the Company promptly upon notice of demand from the Employee.

3.
This Amendment shall be attached to and form a part of the Agreement between the Employee and the Company. Except as modified by the Amendment, the Agreement shall remain in full force and effect without modification. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THOMAS M. PYRA AND CLARK CONSULTING, INC. HAVE DULY ACKNOWLEDGED THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT DATED JANUARY 1, 2004, AS AMENDED, AND ACKNOWLEDGE THAT EACH PARTY HAS READ, UNDERSTANDS AND ACCEPTS THE CONTENTS OF THIS AMENDMENT, AND THAT EACH PARTY HAS EXECUTED THIS AMENDMENT EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

THOMAS M. PYRA /s/ Thomas M. Pyra Date: April 28, 2005	CLARK, INC. /s/ Tom Wamberg By: Tom Wamberg Its: Chief Executive Officer Date: April 27, 2005